Exhibit 10.3


[LOGO]     WELLS FARGO BANK MINNESOTA,
WELLS      NATIONAL ASSOCIATION                            ARBITRATION AGREEMENT
FARGO
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Wells Fargo Bank Minnesota,              MedAmicus, Inc.
  National Association                   15301 Highway 55 West
900 East Wayzata Boulevard               Plymouth, Minnesota 55447
Wayzata, Minnesota 55391                 (the "Customer") and (the "Borrower")
(the "Bank")

July __, 2001

1. AGREEMENT TO ARBITRATE. The Bank and Borrower agree to submit to binding arbitration by the American Arbitration Association (the "AAA") of all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit.

2. RULES GOVERNING ARBITRATION. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in Wayzata, Minnesota in accordance with AAA Rules.

3. SELECTION OF ARBITRATOR. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years.

4. STATUTES OF LIMITATION AND PROCEDURAL ISSUES. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. The institution and maintenance of an action for judicial relief or for any provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

5. DISCOVERY. Discovery will be governed by the Minnesota Rules of Civil Procedure. Discovery must be completed at least 20 days before the hearing date and within 180 days of the commencement of arbitration. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period.

6. EXCEPTIONS TO ARBITRATION. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognovit judgment, if available. These exceptions do not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

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7.       ARBITRATION COSTS AND FEES. The arbitrator will award costs and expenses in accordance with the provisions of the documents evidencing each loan or extension of credit.

  WELLS FARGO BANK MINNESOTA,              MEDAMICUS, INC.
    NATIONAL ASSOCIATION

  BY:  /s/ TERESA SHANNON EARL             BY:  /s/ JAMES D. HARTMAN
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  ITS  VICE PRESIDENT                      ITS  CEO
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